EXHIBIT 5



                                                              October 15, 1999



Indiana Energy, Inc.
Indiana Gas Company, Inc.
Indiana Energy, Inc. Retirement
  Savings Plan Administrator
1630 North Meridian Street
Indianapolis, Indiana 46202

To Whom it May Concern:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Indiana Energy, Inc. (the "Company") with the Securities and Exchange Commission, relating to the registration of (1) up to 1,000,000 shares of the Common Stock, without par value, of the Company (the "Common Stock") under the Indiana Energy, Inc. Retirement Savings Plan, formerly known as the Indiana Gas Company, Inc. Retirement Savings Plan (the "Plan"), as such Plan may be amended from time to time, and (2) the interests in the Plan to be issued to those employees of Indiana Gas Company, Inc., the Company, and their respective subsidiaries that participate in the Plan (the "Interests"). In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that when the Interests have been issued as contemplated by the Plan and when the steps set forth in the next paragraph have been taken, the Common Stock will be legally issued, fully paid and nonassessable and the Interests will be legally issued; provided, however, that in the event the Common Stock is issued directly by the Company to the Plan (rather than purchased in the open market as presently contemplated), such Common Stock will not be legally issued, fully paid, and non-assessable until duly authorized, issued, and sold and the purchase thereof paid, all as contemplated in the Plan.

         The steps to be taken which are referred to in the preceding paragraph consist of the following:

                  (1) Compliance with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana, with respect to such Plan and the issuance and sale of the Common Stock and the issuance of the Interests thereunder; and

                  (2) Issuance and sale of the Common Stock and the issuance of the Interests in accordance with the terms and conditions set forth in such Plan and the Registration Statement, as amended from time to time.

Indiana Energy, Inc.
Indiana Gas Company, Inc.
Indiana Energy, Inc. Retirement
  Savings Plan Committee
October 15, 1999
Page 2


         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                           Very truly yours,


                                                          /s/ Barnes & Thornburg